CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Advisor Managed Portfolios relating to the financial statements and financial highlights of Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of shares of beneficial interest in Advisor Managed Portfolios (formerly, each a series of Trust for Advised Portfolios). Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders.

BBD, LLP
BBD, LLP
Philadelphia, Pennsylvania
December 12, 2023